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PRESS ANNOUNCEMENT
Date:    October 22, 2008
Contact: C. Keith Swaney (440)248-7171
PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced a loss of $901,000, or $0.12 basic earnings per share and $0.12 diluted earnings per share, for the quarter ended September 30, 2008 as compared to earnings of $611,000, or $0.08 basic earnings per share and $0.08 diluted earnings per share, for the prior year comparable period.

Chairman John R. Male commented that the loss for the quarter was primarily attributable to the recording of a non-cash, other than temporary impairment charge of approximately $1,739,000 from the markdown in value of preferred stock issued by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). The after tax loss resulting from this impairment charge was approximately $1,148,000. Non-performing assets continue to be our primary challenge as we work with borrowers to return these assets to performing status.

Net interest income decreased by $554,000 and provision for loan losses increased by $98,000 as the result of increases in both nonperforming loans and charge-off's. In addition to the markdown of the FHLMC and FNMA preferred stock, non-interest income decreased as a result of net losses incurred on the disposal of real estate owned and a decline in income from bank-owned life insurance. The decrease in non-interest expense is primarily attributable to reductions in compensation and benefits, office occupancy and equipment, and advertising expense.

As of September 30, 2008, PVF Capital Corp. reported assets of $905.2 million, an increase of $37.6 million, or 4.3%, from the prior fiscal year ended June 30, 2008. The increase was primarily the result of a $25 million broker deposit made at the end of the period. Total stockholders' equity of PVF Capital Corp. was $68.0 million at September 30, 2008.

On September 30, 2008, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.01 per share payable on November 17, 2008 to the stockholders of record at the close of business on November 10, 2008.

Visit our web site at www.pvfsb.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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

                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)

(Dollars in thousands)                          September 30,       June 30,
                                                    2008              2008
                                                -------------       ---------
ASSETS
   Cash and cash equivalents                     $ 55,611           $ 17,804
   Investment securities                            7,731              9,470
   Loans receivable                               716,703            714,492
   Loans receivable held for sale                   3,392              7,831
   Mortgage-backed securities                      56,996             55,151
   Other assets                                    64,799             62,890
                                                 --------           --------
      Total Assets                               $905,232           $867,638
                                                 ========           ========

LIABILITIES
   Deposits                                      $709,720           $659,386
   Borrowed money                                 106,375            114,950
   Other liabilities                               21,092             24,071
                                                 --------           --------
    Total Liabilities                             837,187            798,407
                                                 --------           --------
    Total Stockholders' Equity                     68,045             69,231
                                                 --------           --------
    Total Liabilities and Stockholders' Equity   $905,232           $867,638
                                                 ========           ========
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

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended
(Dollars in thousands except per share data)                September 30,
                                                        2008             2007
                                                      -------------------------
Interest income                                       $12,491          $15,292

Interest expense                                        7,188            9,435
                                                      -------          -------

Net interest income                                     5,303            5,857
       Provision for loan losses                          691              593
                                                      -------          -------
Net interest income after provision for loan losses     4,612            5,264
Total noninterest income                               (1,041)             798
Total noninterest expense                               4,936            5,286
                                                      -------          -------
Income before federal income tax provision             (1,365)             776
        Federal income tax provision                     (464)             165
                                                      -------          -------
Net income                                              ($901)            $611
                                                      =======          =======
BASIC EARNINGS PER SHARE                               ($0.12)           $0.08
                                                      =======          =======
DILUTED EARNINGS PER SHARE                             ($0.12)           $0.08
                                                      =======          =======